Exhibit 99.2

UNAUDITED SUPPLEMENTAL OIL AND NATURAL GAS INFORMATION

The following reserve estimates present the estimate of the proven natural gas and oil reserves and net cash flow of the acquired properties, as prepared by an independent engineer, in accordance with the guidelines established by the Securities and Exchange Commission.  Reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing natural gas and oil properties.  Accordingly, the estimates are expected to change as future information becomes available.

Excluded Properties

Certain oil and natural gas properties owned by Pardus are included in the Purchase and Sale Agreement, but are the subject of litigation which prevents Empire Texas (“Empire”) from being able to obtain clear title at closing. While Empire believes it will ultimately obtain clear title, the reserve information for these properties has been excluded from the supplemental information presented.

Reserve Quantity Information

Proved oil and natural gas reserves are those quantities of oil and gas, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditures is required for recompletion. Below are the net quantities of net proved developed and undeveloped reserves of the properties:

	As of December, 31			As of December 31,
	2019			2018

	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MGal)	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MGal)
Proved developed reserves:
Beginning of year	415	1,274	149	477	1,452	166
Revision of previous estimates	297	16	(13)	120	161	(15)
Production	(132)	(198)	(1)	(182)	(339)	(2)

End of year	580	1,092	135	415	1,274	149

Proved developed	309	816	135	415	1,274	149
Proved undeveloped	—	—	—	—	—	—
Proved behind pipe	—	—	—	—	—	—
Proved shut in	271	276	—	—	—	—
Total proved	580	1,092	135	415	1,274	149

Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Natural Gas Reserves

The standardized measure of discounted future net cash flows relating to oil and natural gas reserves and associated changes in standard measure amounts were prepared in accordance with the provision of Financial Accounting Standard Board ASC 932-235-555.  Future cash inflows were computed by applying average prices of oil and natural gas for the last 12 months to estimated future production.  Future production and development costs were computed by estimating the expenditures to be incurred in developing the oil and natural gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.  Future net cash flows are discounted at the rate of 10% annually to derive the standardized measure of discounted cash flows.  Actual future cash inflows may vary considerably, and the standardized measure does not necessarily represent the fair value of the acquired properties' oil and natural gas reserves.  Standard measure amounts are:

	2019	2018

Future cash inflows	$37,136,840	$31,543,580
Future production costs	(18,601,650)	(15,842,570)
Future development costs	(1,344,500)	—

Future net cash flows	17,190,690	15,701,010
10% annual discount for timing of cash flows	(3,495,834)	(4,412,650)

Standardized Measure	$13,694,856	$11,288,360

The 12-month average prices were adjusted to reflect applicable transportation and quality differentials on a well-by-well basis to arrive at realized sales prices used to estimate the properties' reserves. The prices for the properties' reserves were as follows:

	2019	2018

Natural gas (MMBtu)	$2.37	$2.96
Oil (Bbl)	$58.25	$66.61
Natural Gas Liquids (MGal)	$0.36	$0.68

Changes in the Standardized Measure of Discounted Future Net Cash Flows at 10% per annum are as follows:

	2019	2018

Standardized measure – beginning of year	$11,288,360	$10,174,800

Sales of oil and gas production	(2,627,218)	(7,028,671)
Purchase of minerals in place	—	—
Changes in price and production costs	(1,728,235)	4,714,160
Revisions of quantity estimates	5,928,380	1,978,984
Changes in estimated development costs	(1,071,088)	—
Accretion of discount	1,128,836	1,017,480
Production timing and other	775,821	431,607
Change in standardized measure	2,406,496	1,113,560

Standardized measure – end of year	$13,694,856	$11,288,360

Estimates of economically recoverable natural gas and oil reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results.  Therefore, actual production, revenues, development and operating expenditures may not occur as estimated.  The reserve data are estimates only, are subject to many uncertainties, and are based on data gained from production histories and on assumptions as to geologic formations and other matters.  Actual quantities of natural gas and oil may differ materially from the amounts estimated.

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